Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated March 6, 2024, with respect to the consolidated financial statements of Elevation Oncology, Inc. included in the Annual Report on Form 10-K of Elevation Oncology, Inc. for the year ended December 31, 2023.

/s/ CohnReznick LLP

Tysons, Virginia

March 6, 2024